Exhibit 10.17

RESTRICTED STOCK UNIT GRANT UNDER THE

BANK OF HAWAII CORPORATION

2004 STOCK AND INCENTIVE COMPENSATION PLAN

SERVICE-BASED RESTRICTED STOCK UNIT AGREEMENT

This Agreement (“Agreement”), effective as of April 30, 2004, (“Grant Date”), is made by Bank of Hawaii Corporation (“Company”) to Neal Hocklander, as grantee (“Grantee”), who is an employee of the Company or one of its subsidiaries.

WHEREAS, the Company maintains the Bank of Hawaii Corporation 2004 Stock and Incentive Compensation Plan, effective as of April 30, 2004 (“Plan”), under which the Plan’s Committee may award “restricted stock units” of Company common stock (“Company Stock”) under Article 8 of the Plan to employees of the Company or any of its subsidiaries, subject to the terms, conditions, and restrictions as the Committee may determine in accordance with the Plan.

WHEREAS, the Committee has determined that it would be in the best interest of the Company to grant restricted stock units to Grantee as an incentive for retention and to achieve certain of the Company’s management and financial goals, and this grant is made in connection with the prior restricted stock grant made under the Bank of Hawaii Corporation Stock Option Plan of 1994, effective as of January 1, 1994, and provides for additional restricted stock units for the performance periods through an extended retention date.

NOW, THEREFORE, the parties hereto agree as follows:

1.              Grant of Restricted Stock Units.

a.              Amount.  The Company grants to Grantee 25,000 restricted stock units of Company Stock (“Stock Units”), where each restricted stock unit shall be equivalent in value to one share of Company Stock.

b.             Vesting. The Stock Units shall become vested and nonforfeitable as of the date on which the Committee determines that Grantee has met the applicable service and performance conditions as follows: (i) 5,000 Stock Units shall be conditioned upon Grantee’s continuous service for the period beginning on April 30, 2004, and ending on September 30, 2004, and Grantee’s achievement of annual performance objectives and transition performance objectives for the period beginning on the April 30, 2004, and ending on September 30, 2004; and (ii) 5,000 Stock Units shall be conditioned upon Grantee’s continuous service for the period beginning on April 30, 2004, and ending on March 31, 2005, and Grantee’s achievement of annual performance objectives and transition performance objectives for the period beginning on April 30, 2004, and ending on March 31, 2005; and (iii) 15,000 Stock Units shall be conditioned upon Grantee’s continuous service for the period beginning on April 30, 2004, and ending on March 31, 2006, and Grantee’s achievement of annual performance objectives and transition performance objectives for the period beginning on April 30, 2004, and ending on March 31, 2006. The stated period over which the service and performance conditions apply to a given block of Stock Units shall be referred to herein as the “Performance Period” for such block of Stock Units. Grantee’s performance objectives are those that are approved by the Committee and communicated to Grantee for the Performance Period. For purposes of this Agreement, the determinations and approvals of the Chief Executive Officer of the Company may apply in lieu of the Committee’s action with respect to establishing and assessing the achievement of service and performance conditions.

c.              Dividends.   Grantee shall also be entitled to the payment of the amount of dividends in cash that would have been earned on the Stock Units if such Stock Units were in fact issued and outstanding Company Stock during the Performance Period. (Unless otherwise herein provided or required in the context, references hereinafter to the term “Stock Units” shall include reference to the cash dividend amount described in this paragraph.) With respect to any block of Stock Units, there shall be a payment only for hypothetical dividends that accrue during the Performance Period for such Stock Units, and not for any dividends that may arise after the Performance Period.

d.             Payments.   As soon as administratively practicable following the Committee’s determination that the Stock Units are vested, Grantee shall receive from the Company a cash payment that is equivalent in value to the vested Stock Units. The amount of cash shall be determined on the basis of the “Fair Market Value” of Company Stock as of the date of the Committee’s determination. For purposes of this Agreement, “Fair Market Value” shall mean the closing price of a share of Company Stock on the New York Stock Exchange on the applicable date. Grantee shall not be entitled to interest on the cash payment for the period between the date of the Committee’s determination and the date of actual payment. Further, as soon as administratively practicable following the date on which dividend amounts would be otherwise paid with respect to the Company Stock, Grantee shall receive from the Company a cash payment equal to the hypothetical dividend amounts associated with the Stock Units. Grantee shall not be entitled to interest on the cash payment for the period between the date that dividends on Company Stock are paid and the date of actual payment of the hypothetical dividend amounts. Payments under this Agreement shall be made exclusively in cash, and shall not be made in the form of Company Stock. Accordingly, this Agreement shall not be credited against shares of Company Stock reserved under the Plan.

2.              Forfeiture.

a.              Termination of Employment.   In consideration of this Agreement, Grantee agrees that he or she shall, while employed by the Company or a subsidiary, devote his or her entire time, energy, and skills to the service of the Company or a subsidiary and for the promotion of its interest and the achievement of the performance objectives applicable for a Performance Period. If Grantee’s employment with the Company or a subsidiary terminates for any reason (e.g., voluntary or involuntary termination of employment), the Stock Units shall be forfeited to the extent that such

Stock Units are not vested before such termination of employment. Forfeiture means that this Agreement and the Stock Units shall immediately terminate and become null and void and all rights hereunder shall cease and no person shall be entitled to any payment with respect to the Stock Units.

b.             Partial Vesting on Death or Disability. Notwithstanding the above paragraph 2.a, in the event of the death of Grantee or the termination of employment due to disability (within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, as amended) by Grantee during the Performance Period, Grantee shall be treated as earning a pro rata amount of the Stock Units. Specifically, Grantee (or, in the event of his or her death, Grantee’s designated beneficiary under the terms of the Plan) shall be entitled to the cash payment for the Stock Units multiplied by a fraction, the numerator of which shall be the number of full months of the Performance Period during which Grantee is an employee of the Company or a subsidiary, and the denominator of which shall be the number of full months comprising the Performance Period with respect to such Stock Units. Grantee shall be entitled to payment for the Stock Units at the time and in the manner that payment for such Stock Units would otherwise be made following the completion of the Performance Period.

c.              Requested Early Departure. The Company and Grantee agree that March 31, 2006, shall be Grantee’s “Designated Retention Date”. Notwithstanding the above paragraph 2.a, in the event that Grantee’s Designated Retention Date is moved to an earlier date at the written request of the Company, Grantee shall become fully vested as of such earlier date in any Stock Units that are not otherwise vested as of such date. The cash equivalent value of the Stock Units shall be paid to Grantee as soon as practicable following such “Early Designated Retention Date” based on the Fair Market Value of Company Stock as of such date. This paragraph 2.c shall apply only in the event that Grantee’s Early Designated Retention Date is in response to the Company’s written request, and shall not apply in the case of any other change in employment status or termination of employment, whether voluntary or involuntary, including a termination for “Cause” (within the meaning of the Plan).

d.             Change in Control. Notwithstanding the above paragraph 2.a, the Stock Units shall become fully vested upon the occurrence of a “Change in Control” (within the meaning of Section 12 of the Plan). The cash equivalent value of the Stock Units shall be paid to Grantee within 10 days of the date of the Change in Control. The cash equivalent value of the Stock Units shall be determined based on the Fair Market Value of Company Stock as of the date of the Change in Control as determined by the Committee.

3.              Additional Cash Award.

In the event that Grantee maintains any duties and responsibilities with the Company or a subsidiary (“Active Employment”) beyond March 31, 2006, Grantee shall be eligible to receive an additional cash payment (“Supplemental Payment”) determined as follows: (a) cash equivalent value of 15,000 Stock Units (without regard to any dividends on such Stock

Units) based on the Fair Market Value of Company Stock as of the last trading day of the month immediately preceding the payment of the Supplemental Payment; (b) multiplied by a fraction (not exceeding 1.0), the numerator of which shall be the number of full months of Active Employment beyond March 31, 2006, and the denominator of which shall be 12. The Supplemental Payment shall be conditioned upon Grantee’s achievement of annual performance objectives and transition performance objectives for the period beyond March 31, 2006. Subject to the approval of the Committee with respect to the achievement of Grantee’s performance objectives, the Supplemental Payment shall be paid to Grantee as soon as practicable following the earlier of (a) the date on which Grantee ceases Active Employment with the Company or a subsidiary, or (b) March 31, 2007. This paragraph 3 shall apply to the period of Active Employment beyond the Grantee’s Designated Retention Date only in the event that the Company at its discretion extends the Grantee’s Active Employment beyond the Designated Retention Date, and shall not apply in the case of any continuation of Active Employment beyond the Designated Retention Date under any other circumstances.

4.              Nonassignability.

The Stock Units may not be assigned or transferred by Grantee. Further, this Agreement is not subject to attachment, execution, or other similar process. In the event of any attempt by Grantee to alienate, assign, pledge, hypothecate, or otherwise dispose of the Stock Units, or the levy of any attachment, execution, or other similar process of the Stock Units, the Committee may terminate the Stock Units by notice to Grantee.

5.              Changes in Capital Structure.

In the event that there shall at any time be any change in Company Stock, through merger, reorganization, recapitalization, stock dividend, stock split, or other change in the capital structure of the Company, then the number of Stock Units shall be adjusted to prevent dilution or enlargement of rights under this Agreement. The adjustment required shall be made by the Committee, whose determination shall be conclusive.

6.              Employment Rights.

Neither the Plan nor the granting of the Stock Units shall be a contract of employment of Grantee by the Company or any of its subsidiaries. The Company or the subsidiary may discharge Grantee from employment at any time.

7.              Shareholder Rights.

Neither Grantee nor any other person shall be, or have any of the rights and privileges of, a stockholder of the Company with respect to the Stock Units and, accordingly, the Stock Units carry neither voting rights nor rights to actual cash dividends. The Stock Units are mere bookkeeping entries that represent the Company’s unfunded and unsecured obligation to distribute amounts on a future following the satisfaction of applicable conditions. Grantee shall have no rights other than the rights of a general creditor of the Company.

8.              Tax Withholding.

The Company shall have the right to withhold with respect to the payment of any Stock Units or hypothetical dividend payments any taxes required to be withheld because of such payment.

9.              Amendment.

This Agreement may be amended by the Committee at any time if the Committee determines that the amendment is necessary or advisable in light of any addition to, or change in, the Internal Revenue Code of 1986, or in regulations issued thereunder, or any federal or state securities law or other law or regulation, or if the Committee determines that the amendment is desirable under any other circumstances. However, aside from any such amendment as may be required under the Plan, no other amendment which has any material adverse effect on the interest of Grantee under this Agreement shall be adopted without the written consent of Grantee.

10.            Notices.

Any notice or other communication made in connection with this Agreement shall be deemed duly given when delivered in person or mailed by certified or registered mail, return receipt requested, to Grantee at Grantee’s address shown on Company records or such other address designated by Grantee by similar notice, or to the Company at its then principal office, to the attention of the Corporate Secretary of the Company.

11.            Plan.

By acceptance and delivery of this Agreement, Grantee agrees that this Agreement is in all respects subject to the terms and provisions of the Plan, and that, in the event of any conflict between the terms and provisions of the Plan and this Agreement, the terms and provisions of the Plan shall be controlling, which terms and provisions are incorporated herein by reference.

12.           Governing Law.

The validity, construction, interpretation, and effect of this instrument shall be governed by and determined in accordance with the laws of the State of Hawaii, except to the extent presented by federal law, which shall to that extent govern.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by its proper corporate officers duly authorized, this 30th day of  April,  2004.

BANK OF HAWAII CORPORATION

By	/s/ Cori C. Weston
	Its Corporate Secretary	“Company”

/s/ Neal C. Hocklander
“Grantee”